UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2026

Paramount Skydance Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42791	99-3917985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	PSKY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2026, Warner Bros. Discovery, Inc., a Delaware corporation (“WBD”), Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which and subject to the terms and conditions therein, at the effective time of the Merger (as defined below) (the “Effective Time”), Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the “Merger”).

The boards of directors of WBD and PSKY have unanimously approved the Merger Agreement, including the Merger and the other transactions contemplated thereby, and the board of directors of WBD has resolved to recommend that WBD’s stockholders approve the Merger and adopt the Merger Agreement.

The Merger Agreement

Effect on Capital Stock

At the Effective Time, subject to the terms and conditions of the Merger Agreement, each share of Series A common stock, par value $0.01 per share (the “WBD Common Stock”), of WBD issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) shall will be converted into the right to receive an amount in cash equal to $31.00, without interest, plus, if the date on which the closing of the Merger (the “Closing”) occurs (the “Closing Date”) is after September 30, 2026, the Ticking Consideration (the “Merger Consideration”). The “Ticking Consideration” will be an amount in cash equal to $0.00277778 multiplied by the number of calendar days elapsed after September 30, 2026 to and including the Closing Date (which, for the avoidance of doubt, will not exceed $0.25 per 90 calendar day period).

Treatment of Equity Awards

At the Effective Time, each outstanding option to purchase shares of WBD Common Stock granted under any WBD stock plan (a “WBD Option”) that is (x) by its terms vested as of the Effective Time or (y) held by a former employee or service provider of WBD (each, a “Vested WBD Option”) will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per-share exercise price for such Vested WBD Option by (ii) the total number of shares of WBD Common Stock subject to such Vested WBD Option immediately prior to the Effective Time.

At the Effective Time, each WBD Option that is outstanding and unexercised immediately prior to the Effective Time and that is not a Vested WBD Option (an “Unvested WBD Option”) with an exercise price per share of WBD Common Stock that is less than the Merger Consideration will be assumed by PSKY and automatically converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess of the Merger Consideration over the per-share exercise price for such Unvested WBD Option, by (ii) the total number of shares of WBD Common Stock subject to such Unvested WBD Option immediately prior to the Effective Time (the “Unvested WBD Option Consideration”), with such Unvested WBD Option Consideration remaining subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding Unvested WBD Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of the Unvested WBD Option Consideration amounts and are not adverse to the holders) with respect to receipt of the Unvested WBD Option Consideration.

At the Effective Time, each WBD Option with an exercise price per share of WBD Common Stock that is equal to or greater than the Merger Consideration will be canceled without any cash payment or other consideration being made in respect thereof.

At the Effective Time, each award of restricted stock units corresponding to shares of WBD Common Stock granted pursuant to any WBD stock plan, including performance restricted stock units (a “WBD RSU”) that is vested in accordance with its terms as of the Effective Time or that is held by a non-employee member of the board of directors of WBD (each, a “Vested WBD RSU”), will be canceled and converted into the right to receive the Merger Consideration with respect to each share of WBD Common Stock underlying such Vested WBD RSU, with the number of shares of WBD Common Stock subject to such Vested WBD RSU granted with performance-based vesting conditions determined based on the attainment of the applicable performance measures at the actual level of performance by the board of directors of WBD or a committee thereof in the ordinary course of business and consistent with past practice.

At the Effective Time, each WBD RSU that is outstanding immediately prior to the Effective Time and that is not a Vested WBD RSU (each, an “Unvested WBD RSU”) will be assumed by PSKY and automatically converted into the contingent right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of WBD Common Stock subject to such Unvested WBD RSU immediately prior to the Effective Time (the “Unvested WBD RSU Consideration”), with such Unvested WBD RSU Consideration remaining subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding Unvested WBD RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of the Unvested WBD RSU Consideration amounts and are not adverse to the holders) with respect to receipt of the Unvested WBD RSU Consideration.

At the Effective Time, the total number of shares of WBD Common Stock subject to each Unvested WBD RSU with performance-based vesting conditions will be determined by assuming (i) in respect of such Unvested WBD RSUs for which the applicable performance period has been completed prior to the Effective Time, actual performance, and (ii) in respect of such Unvested WBD RSUs for which the applicable performance period has not been completed prior to the Effective Time, achievement at the greater of (x) target performance and (y) actual performance extrapolated through the end of the applicable performance period based on actual performance through the Closing Date, determined by the board of directors of WBD or a committee thereof in good faith and consistent with past practice.

At the Effective Time, each deferred stock unit of WBD (a “WBD DSU”) that is outstanding immediately prior to the Effective Time will be assumed by PSKY and automatically converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the number of shares of WBD Common Stock subject to such WBD DSU immediately prior to the Effective Time (the “WBD DSU Consideration”), with such WBD DSU Consideration remaining subject to the same terms and conditions that applied to the corresponding WBD DSU immediately prior to the Effective Time (including with respect to timing of payment).

At the Effective Time, each notional investment unit with respect to shares of WBD Common Stock (a “WBD Notional Unit”) subject to WBD’s Non-Employee Directors Deferral Plan and WBD’s Supplemental Retirement Plan (each, a “WBD DC Plan”) that is outstanding immediately prior to the Effective Time will be assumed by PSKY and automatically converted into a notional unit with respect to a number of shares of Class B common stock, par value $0.001 per share (“PSKY Class B Common Stock”), of PSKY (a “PSKY Notional Unit”) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio (as defined below) by (B) the number of shares of WBD Common Stock subject to such WBD Notional Unit immediately prior to the Effective Time, with each such PSKY Notional Unit remaining subject to the same terms and conditions that applied to the corresponding WBD Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable WBD DC Plan. The “Equity Award Exchange Ratio” is determined by dividing (i) the Merger Consideration by (ii) the per share volume-weighted average trading price of PSKY Class B Common Stock for the fifteen consecutive trading days ending on (and including) the trading day that is three trading days prior to the Closing Date.

Representation and Warranties; Certain Covenants

The Merger Agreement contains customary representations and warranties of both WBD, on the one hand, and PSKY and Merger Sub, on the other hand, in each case generally subject to materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of WBD, including covenants relating to conducting its business in the ordinary course consistent with past practice and to refrain from taking certain actions without PSKY’s consent, covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with such alternative transactions and, subject to certain exceptions, covenants to recommend that WBD’s stockholders approve the Merger and adopt the Merger Agreement (such recommendation, the “WBD Recommendation”). The Merger Agreement also provides that, until the earliest of the Effective Time, June 4, 2027 (if the Merger Agreement is terminated in certain circumstances) and the termination of the Merger Agreement (if the Merger Agreement is terminated in all other circumstances), PSKY and its affiliates and representatives will be subject to a standstill and will not, among other things, effect or seek to effect (i) any acquisition of securities of WBD, (ii) any tender or exchange offer, merger or other business combination involving WBD, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to WBD or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any securities of WBD or the calling of a meeting of WBD’s stockholders or the initiation of any proposal for action by WBD’s stockholders, in each case, except as set forth in the Merger Agreement or in connection with the transactions contemplated thereby.

With respect to certain of the outstanding senior notes issued by certain subsidiaries of WBD, the Merger Agreement provides that, prior to October 15, 2026, PSKY may deliver one formal request (a “Specified Request”) in writing to WBD requesting that WBD either, subject to certain exceptions, (i) commence and use reasonable best efforts to effectuate a consent solicitation (on terms mutually determined by PSKY and WBD in good faith) to eliminate the obligation to commence an Exchange Offer (as defined in WBD’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025 (the “Offer to Purchase”)) for such outstanding senior notes or otherwise modify the required terms of such Exchange Offer, (ii) commence and use reasonable best efforts to effectuate an Exchange Offer for such outstanding senior notes (on terms mutually determined by PSKY and WBD in good faith, subject to certain conditions) or (iii) make a payment in the amount of $100 per $1,000 principal amount or €100 per €1,000 principal amount of such outstanding senior notes in lieu of effectuating an Exchange Offer for such outstanding senior notes, as contemplated by the Offer to Purchase (the “Amended Notes Payment Amount”); provided that, if the Amended Notes Payment Amount becomes due and payable pursuant to the above, PSKY shall timely and fully pay such amount (such aggregate amount not to exceed $1,528,000,000 in the aggregate).

If PSKY does not make a Specified Request by October 15, 2026, WBD may, after such date, commence one or more consent solicitations with respect to the outstanding senior notes or commence an Exchange Offer for such outstanding senior notes, in each case, on terms determined by WBD in its sole discretion, or pay the Amended Notes Payment Amount; provided that, if the Amended Notes Payment Amount becomes due and payable pursuant to the above, PSKY shall timely and fully pay such amount (subject to the aggregate limit described above).

Prior to the adoption of the Merger Agreement by WBD’s stockholders, the board of directors of WBD may, in response to an unsolicited third-party acquisition proposal received after the date of the Merger Agreement, withdraw, qualify, modify or propose publicly to do the foregoing with respect to the WBD Recommendation, or approve, recommend or otherwise declare advisable a Company Superior Proposal (as defined in the Merger Agreement), or cause WBD to terminate the Merger Agreement, subject to complying with notice requirements and other specified processes in the Merger Agreement, including giving PSKY the opportunity to propose revisions to the terms of the transactions contemplated by the Merger Agreement during a match right period, and paying PSKY the Company Termination Fee (as defined below) prior to or substantially concurrently with such termination.

WBD and PSKY have agreed to use their respective reasonable best efforts to take all actions necessary, proper or advisable under applicable laws to consummate the Merger as promptly as practicable after the date of the Merger Agreement, including to obtain the required regulatory approvals for the Merger, and PSKY has agreed, if required to resolve or eliminate any impediments or objections that may be asserted with respect to the Merger, to certain commitments relating thereto.

Under the terms of the Merger Agreement, PSKY has paid the termination fee of $2,800,000,000 (the “Netflix Termination Fee”) due to Netflix, Inc., a Delaware corporation (“Netflix”), under the Amended and Restated Agreement and Plan of Merger, dated as of January 19, 2026, by and among WBD, Netflix, Nightingale Sub, Inc., and New Topco 25, which was terminated prior to the execution of the Merger Agreement.

Closing Conditions

Consummation of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of WBD Common Stock entitled to vote (the “WBD Stockholder Approval”) at a meeting of WBD’s stockholders duly called and held for such purpose (the “WBD Stockholder Meeting”), (ii) the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of certain other mandatory waiting periods or receipt of certain other clearances or affirmative approvals of certain other governmental bodies, agencies or authorities and (iii) the absence of any law or order, issued by a court or governmental entity of competent jurisdiction, restraining, enjoining, prohibiting or preventing the consummation of the Merger. Each of WBD’s and PSKY’s obligations to consummate the Merger is also subject to certain other conditions, including, among others, the compliance with pre-closing covenants by and accuracy of the representations and warranties of WBD (on the part of PSKY), on the one hand, and PSKY and Merger Sub (on the part of WBD), on the other hand (in each case, subject to certain qualifications). PSKY’s obligation to consummate the Merger is also subject to (x) the absence of certain changes that have had, or would reasonably be expected to have, a material adverse effect with respect to the Streaming and Studios segments of WBD and (y) WBD not having completed the separation of its Streaming & Studios business from its Global Linear Networks business nor having declared or made any dividend to WBD’s stockholders to effectuate such separation. The consummation of the Merger is not subject to a financing condition.

Termination Rights and Fees

The Merger Agreement also provides for certain mutual termination rights. Subject to certain limitations, the Merger Agreement may be terminated by either PSKY or WBD (i) by mutual written consent, (ii) if the WBD Stockholder Meeting concludes without obtaining the WBD Stockholder Approval, (iii) if any governmental entity of competent jurisdiction issues, enacts, enforces or enters any order permanently enjoining or prohibiting the consummation of the Merger, and such order becomes final and non-appealable or (iv) subject to certain limitations, if the Effective Time has not occurred on or before 11:59 p.m., Eastern time, on March 4, 2027 (the “End Date”), subject to one automatic extension to June 4, 2027 if on such date all of the closing conditions, except those related to regulatory approvals and governmental orders, have been satisfied or waived. In addition, (x) the Merger Agreement may be terminated by PSKY (1) due to certain breaches by WBD of its representations, warranties and covenants contained in the Merger Agreement, subject to certain cure rights, or (2) if prior to the WBD Stockholder Meeting, the board of directors of WBD effects a change in the WBD Recommendation, and (y) the Merger Agreement may be terminated by WBD (1) due to certain breaches by PSKY of its representations, warranties and covenants contained in the Merger Agreement, subject to certain cure rights or (2) if prior to the WBD Stockholder Meeting, WBD determines to enter into a definitive agreement providing for a Company Superior Proposal.

If, prior to receipt of WBD Stockholder Approval, (i) the Merger Agreement is terminated by WBD in order to enter into a definitive agreement providing for a Company Superior Proposal, (ii) the Merger Agreement is terminated by PSKY because the board of directors of WBD has changed its recommendation that WBD stockholders adopt the Merger Agreement, (iii) the Merger Agreement is terminated by PSKY or WBD as a result of the WBD Stockholder Approval having not been obtained and, immediately prior to the WBD Stockholder Meeting, PSKY would have been entitled to terminate the Merger Agreement because the board of directors of WBD has changed its recommendation that WBD stockholders adopt the Merger Agreement or (iv) (x) after the date of the Merger Agreement, an acquisition proposal is publicly proposed or publicly disclosed prior to the WBD Stockholder Meeting (a “WBD Qualifying Transaction”), (y) the Merger Agreement is terminated (1) by PSKY or WBD as a result of the WBD Stockholder Approval having not been obtained or (2) by PSKY as a result of a willful breach by WBD of its covenants in the Merger Agreement and (z) concurrently with or within twelve (12) months after such termination, WBD (1) consummates a WBD Qualifying Transaction or (2) enters into a definitive agreement providing for a WBD Qualifying Transaction, then WBD will be obligated to pay PSKY a fee equal to $3,000,000,000 (the “Company Termination Fee”).

If the Merger Agreement is terminated by WBD or PSKY (i) if the Effective Time has not occurred prior to the End Date due to the closing conditions related to regulatory approvals and governmental orders not being satisfied, but all other closing conditions have been satisfied or waived (or have not been satisfied due to a breach by PSKY or Merger Sub of their obligations under the Merger Agreement) or (ii) due to an antitrust or foreign regulatory injunction permanently prohibiting the closing of the Merger, then PSKY will be obligated to pay WBD a termination fee equal to $7,000,000,000 in cash (the “Regulatory Termination Fee”).

Upon the termination of the Merger Agreement pursuant to which WBD is required to pay the Company Termination Fee or due to certain breaches by WBD of its representations, warranties and covenants contained in the Merger Agreement, subject to certain cure rights, WBD will, in addition to the Company Termination Fee, be obligated to reimburse PSKY for (i) any Amended Notes Payment Amount paid by PSKY and (ii) the Netflix Termination Fee.

The Merger Agreement also provides that each party may seek to compel the other parties to specifically perform their obligations under the Merger Agreement.

Equity Financing

Ellison Guarantee

Concurrently with the execution of the Merger Agreement, The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Trust”), and Mr. Lawrence J. Ellison (together with the Trust, the “Ellison Parties”) entered into a Guarantee in favor of WBD (the “Ellison Guarantee”), to jointly and severally guarantee the payment of the (i) Netflix Termination Fee, (ii) the Amended Notes Payment Amount, (iii) $45,720,000,000 of the Merger Consideration, plus the Contingent Equity Amount (as defined in the Merger Agreement) (to the extent applicable), (iv) all damages payable by PSKY, Merger Sub or the Ellison Parties due to a breach of the Merger Agreement or the Subscription Agreement (as defined below) with the Ellison Parties or the fraud of PSKY, Merger Sub or the Ellison Parties with respect to the Merger Agreement or the Trust’s Subscription Agreement, (v) the Regulatory Termination Fee and (vi) certain other costs and expenses payable under the Merger Agreement. The Ellison Guarantee requires that the Ellison Parties will, and will cause their controlled affiliates (other than Oracle Corporation, Ellison Institute of Technology or any of the respective controlled affiliates of Oracle Corporation or Ellison Institute of Technology) to, among other things, (w) use reasonable best efforts to obtain certain required regulatory approvals, (x) furnish WBD with reasonable assistance in connection with governmental approvals, (y) defend through litigation on the merits (including through appeal) any claim seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement and (z) not take certain actions, including acquisitions, that would reasonably be expected to prevent or materially delay the consummation of the Merger and the related transactions, or propose, announce an intention, or enter into any agreements or commitments to take such actions. The Ellison Guarantee includes certain representations and warranties by the Ellison Parties, including regarding financial capability and validity of the Trust, as well as certain covenants restricting the Ellison Parties from taking actions that would adversely affect their ability to perform their obligations under the Ellison Guarantee.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, each of (i) the Ellison Parties and (ii) RedBird Capital Partners Fund IV (Master), L.P. (“RedBird” and, together with the Trust, the “Equity Investors”) entered into subscription agreements (collectively, the “Subscription Agreements”) providing for a private placement investment in PSKY for an aggregate amount of up to $46,720,000,000 from the Trust (plus any Ticking Consideration, plus any Contingent Equity Amount, and plus any Amended Notes Payment Amount) and $250,000,000 from RedBird (collectively, the “PIPE Investments”), pursuant to the terms of the Subscription Agreements. Pursuant to their respective Subscription Agreements, the Trust agreed to purchase shares of PSKY Class B Common Stock upon the occurrence of certain events, including the requirement that PSKY pay the Netflix Termination Fee, the Regulatory Termination Fee (if applicable), the Amended Notes Payment Amount (if applicable), and up to $43,920,000,000, in addition to any Ticking Consideration and any Contingent Equity Amount (to the extent applicable), at the Closing of the Merger, and RedBird agreed to purchase shares of PSKY Class B Common Stock at the Closing of the Merger.

The Equity Investors are permitted to assign rights in the subscribed shares under the Subscription Agreements, subject to a requirement to give WBD notice, including the identity of the assignee and material terms thereof, and a requirement that WBD consent to any such assignment that would, or could reasonably be expected to, (i) prevent, materially delay or materially impair the ability of PSKY to consummate the Merger and the related transactions in a timely manner or otherwise prevent or materially delay the consummation of the Merger, (ii) result in any “covered transaction” (as defined in defined in 31 C.F.R. § 800.213) or (iii) be an assignment to an “alien” (within the meaning of 47 U.S.C. § 310(b)). WBD is a third-party beneficiary of certain rights under the Subscription Agreements and may enforce specifically the terms and provisions thereof. The closing of the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the substantially concurrent consummation of the Merger.

Description of Merger Agreement, Ellison Guarantee and Subscription Agreements Not Complete

The foregoing descriptions of the Merger Agreement, the Ellison Guarantee and the Subscription Agreements and the respective transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto, the full text of the Ellison Guarantee, which is attached as Exhibit 10.1 hereto and the full text of the Subscription Agreements, which are attached as Exhibit 10.2 and 10.3 hereto, and, in each case, are incorporated herein by reference.

The Merger Agreement, the Ellison Guarantee and the Subscription Agreements have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about WBD, PSKY, Merger Sub, the Ellison Parties or RedBird. The representations, warranties, covenants and agreements contained in the Merger Agreement, the Ellison Guarantee and the Subscription Agreements, as applicable, were made only for purposes of the respective agreement, as of the specific dates therein, were solely for the benefit of the parties to the respective agreement and the parties expressly identified as third-party beneficiaries thereto, as applicable (except as expressly provided therein), are subject to limitations agreed upon by the contracting parties, including, in the case of the Merger Agreement, being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Except as expressly provided in the Merger Agreement, the Ellison Guarantee and the Subscription Agreements, stockholders are not third-party beneficiaries under such agreements and should not rely on the representations, warranties, covenants or agreements therein or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, the Ellison Guarantee and the Subscription Agreements, as applicable, which subsequent information may or may not be fully reflected in WBD’s and PSKY’s respective public disclosures.

Rights Offering

Pursuant to the Merger Agreement and in connection with the PIPE Investments, the Board of Directors of PSKY (the “PSKY Board”) and the holders of all of the issued and outstanding shares of PSKY Class A Common Stock, par value $0.001 per share, each authorized and approved a registered public offering to certain non-affiliated stockholders of PSKY of rights to subscribe for PSKY Class B Common Stock at the same price per share as the PIPE Investments pursuant to the Subscription Agreements (the “Rights Offering”), on terms to be approved by the PSKY Board in consultation with a special committee of the PSKY Board (“PSKY Special Committee”). PSKY currently expects to conduct the Rights Offering prior to Closing and, together with the proceeds from the PIPE Investments and existing cash resources, the proceeds from the Rights Offering are intended to support funding of the Merger Consideration and related transaction costs. The Equity Investors' commitment to provide the PIPE Investment is in no way conditioned on the amount of participation in the Rights Offering. The final terms and conditions of the Rights Offering, including the record date, will be determined by the PSKY Board in consultation with the PSKY Special Committee, remain subject to the satisfaction of applicable conditions and will otherwise be on such terms and subject to such conditions as may be required to comply with applicable Nasdaq rules and regulations. No definitive agreements relating to the Rights Offering have been entered into as of the date of this Current Report on Form 8-K. The foregoing shall not constitute an offer to sell, or the solicitation of an offer to buy, the rights or any shares of PSKY Class B Common Stock, issuable upon exercise of such rights or any other securities, nor will there be any sale of such securities or any other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Debt Financing

In connection with the Merger Agreement, PSKY entered into a second amended and restated commitment letter, dated as of February 25, 2026 (the “Debt Commitment Letter”) with Bank of America, N.A., Citigroup Global Markets Inc., Apollo Capital Management, L.P. (“ACM”, on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by ACM) (collectively, the “Debt Commitment Parties”), BofA Securities, Inc. and Apollo Global Funding, LLC, pursuant to which the Debt Commitment Parties have agreed to provide, subject to the satisfaction of customary closing conditions, (a) a $54,000,000,000 364-day senior secured bridge term loan facility and (b) $3,500,000,000 of commitments under a 364-day senior secured revolving credit facility, in each case, for the purpose of financing the purchase price under the Merger Agreement, to refinance certain indebtedness of WBD and PSKY, and to pay certain fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement and the Debt Commitment Letter. The receipt of financing by PSKY is not a condition to PSKY’s obligation to consummate the Merger. The foregoing description of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On February 27, 2026, PSKY and WBD issued a joint press release announcing the execution of the Merger Agreement, the termination of the Netflix Merger Agreement and the termination of PSKY’s tender offer for all of the outstanding WBD Common Stock. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Warner Bros. Discovery, Inc. (“WBD”) by Paramount Skydance Corporation (“Paramount”). In connection with the proposed transaction, WBD intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including WBD’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF WBD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING WBD’S PROXY STATEMENT (WHEN IT IS AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders of WBD are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from WBD under the “SEC Filings” section of WBD’s website at https://ir.corporate.discovery.com/financials/sec-filings.

Participants in the Solicitation

Paramount and WBD and certain of their respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from security holders of WBD in connection with the proposed transaction. Information about the directors and executive officers of Paramount is set forth in its Current Reports on Form 8-K filed with the SEC on August 7, 2025, September 16, 2025 and January 14, 2026 and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026. Information about WBD’s directors and executive officers is available in its definitive proxy statement filed with the SEC on April 23, 2025, under the heading “Proposal 1: Election of Directors,” and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026, under the heading “Executive Officers of Warner Bros. Discovery, Inc.” To the extent holdings of WBD’s securities by its directors or executive officers has changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes of Beneficial Ownership of Securities on Form 4 filed with the SEC. Investors and stockholders of Paramount or WBD are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov, from Paramount on Paramount’s website at https://ir.paramount.com/sec-filings/paramount, from WBD on WBD’s website at https://ir.corporate.discovery.com/financials/sec-filings or on request from Paramount or WBD, as applicable. Additional information concerning the interests of WBD’s participants in the solicitation, which may, in some cases, be different than those of WBD’s stockholders generally, will be set forth in WBD’s proxy statement relating to the proposed transaction when it becomes available.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of WBD. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Paramount or WBD. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearances under applicable antitrust or regulatory laws will not be obtained; uncertainty as to the percentage of WBD stockholders that will vote to approve the proposed transaction at the applicable WBD stockholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Paramount or WBD during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to invest in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in, or the impact of negotiations for, the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, content and long-lived assets, including finite-lived intangible assets; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; challenges in protecting and maintaining Paramount’s intellectual property rights; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; litigation relating to the transactions contemplated by the transaction agreement entered into on July 7, 2024, between Paramount Global and Skydance Media, LLC, potentially resulting in substantial costs; volatility in the price of Paramount’s Class B common stock; the effect Paramount’s dual-class capital structure and the concentrated ownership may have on the price of its Class B common stock or business; risks related to a private sale of a controlling interest in Paramount, including that Paramount’s stockholders may not realize any change of control premium on shares of Paramount’s Class B common stock and that Paramount may become subject to the control of a presently unknown third party; risks associated with Paramount’s status as a “controlled company” under Nasdaq rules, including its exemption from certain corporate governance requirements; risks associated with the lack of voting rights of Paramount’s Class B common stock; risks that anti-takeover provisions in Paramount’s amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws, and under Delaware law, could deter, delay, or prevent a change of control; risks that exclusive forum provisions in Paramount’s Charter could limit a stockholder’s choice of forum for certain claims and discourage lawsuits against Paramount’s directors and officers; risks that corporate opportunity provisions in Paramount’s Charter could permit certain persons to pursue competitive opportunities that might otherwise be available to Paramount; and risks associated with Paramount’s holding company structure, including its dependence on distributions from its subsidiaries to meet tax obligations and other cash requirements; A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Paramount and WBD can be found in Paramount’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026, including in the sections captioned “Cautionary Note Concerning Forward-Looking Statements” and “Item 1A. Risk Factors,” and Paramount’s subsequent filings with the SEC, and WBD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, including in the section captioned “Item 1A. Risk Factors,” and WBD’s subsequent filings with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, ir.wbd.com or on request from Paramount or WBD. Neither Paramount nor WBD undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 27, 2026, among Warner Bros. Discovery, Inc., Paramount Skydance Corporation and Prince Sub Inc.

10.1	Guarantee, dated as of February 27, 2026, by and among The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended, Lawrence J. Ellison and Warner Bros. Discovery, Inc.

10.2	Subscription Agreement, dated February 27, 2026, by and among Paramount Skydance Corporation, The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended, and Lawrence J. Ellison.

10.3	Subscription Agreement, dated February 27, 2026, by and between Paramount Skydance Corporation and RedBird Capital Partners Fund IV (Master), L.P.

10.4	Second Amended and Restated Commitment Letter, dated as of February 25, 2026, by and among Paramount, Bank of America, N.A., BofA Securities, Inc., Citigroup Global Markets Inc., Apollo Global Funding, LLC and Apollo Capital Management, L.P.

99.1	Joint Press Release, dated February 27, 2026.

101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ Stephanie Kyoko McKinnon
	Name:	Stephanie Kyoko McKinnon
	Title:	General Counsel and Secretary

Date: February 27, 2026